EXHIBIT 99.1

        TARRANT APPAREL GROUP ANNOUNCES MAJOR SHIFT IN CORPORATE STRATEGY AND REPORTS SECOND QUARTER 2003 RESULTS WHICH REFLECT RESTRUCTURING


LOS ANGELES, CA - August 14, 2003 / PRNewswire-FirstCall / -- Tarrant Apparel Group (Nasdaq: TAGS - News), a leading provider of private label casual apparel, today announced financial results for its second quarter and six months ended June 30, 2003 and a major change in business strategy.

Tarrant Apparel Group has made a significant change in strategy in order to focus on the development of its private brand business. The Company has recently delivered the first shipment of "American Rag" (www.americanrag.aol.com) merchandise to Federated Department Stores (www.fds.com), and it has made first deliveries of "Seven7" merchandise to Express (www.expressfashion.com). In November 2003, "No Jeans" will be delivered to Wet Seal, (www.wetseal.com) and additional private brands will be delivered in late 2003, and early 2004.

Gerard Guez, Chairman and Chief Executive Officer of Tarrant Apparel Group said, "Based on response in the marketplace, it is clear that there is a tremendous opportunity to maximize our design and marketing capabilities to grow our business by partnering with the dominant retailers. In order to focus on the building of private brands, it became obvious to us that we needed to exit our Mexican initiative."

The Company is in the process of negotiating an agreement to lease to a third party a large portion of its Mexico equipment and facilities. Upon successful conclusion of these negotiations and completion of the restructuring, there are expected to be virtually no further working capital requirements or, responsibility for a large production workforce in Mexico. Additionally, the restructuring will eliminate the business risks associated with operating manufacturing facilities, including the adverse impact on margins resulting from under-utilization of manufacturing facilities, the need to accept low margin orders to increase factory utilization in slow production periods, and escalating overhead costs.

Restructuring Charges Associated with Changes in Operating Strategy in Mexico

In connection with the restructuring of Tarrant's Mexico operations, the Company has recognized in the second quarter a number of charges, totaling $22.3 million, associated with the write-down of goodwill for facilities and equipment affected by the restructuring. Additionally, the Company has recognized an $11 million write-down taken in anticipation of the liquidation of inventory in Mexico.

      SECOND QUARTER RESULTS

o Net sales for the second quarter were $78.2 million, compared to $95.3 million in the second quarter of 2002. The decrease was caused partly by the adverse economic conditions and partly by the fact that a good amount of goods was not able to land on time in the States on June 30th.
o Gross profit was $(433,000), compared to gross profit of $14.4 million in the comparable quarter last year. As discussed above, the significant decline in gross profits was due primarily to an $11 million write-down taken in anticipation of the liquidation of inventory in Mexico due to restructuring.
o Total SG&A expenses were $11.7 million, or 14.9% as a percentage of sales, compared to $9.6 million, or 10.1% as a percentage of sales, in the second quarter of 2002. The rise in SG&A was due to an increase in the reserve taken for allowances and due to additional overhead invested in the new private brand strategy.
o Operating loss was $34.4 million, compared to an operating income of $4.8 million in the year-ago period. Net loss for the second quarter was $32.6 million, or $1.94 per diluted share, compared to a net income of $1.3 million, or $0.08 cents per diluted share, in the second quarter of 2002. The operating and net losses were due principally to the restructuring charges and write-down discussed above, and the decline in sales.

     SIX-MONTH PERIOD RESULTS

o Net sales for the six-month period ended June 30, 2003 were $156.9 million, compared to $160.5 million in the prior year period. The decrease was caused by the adverse retail market conditions in the first half of the year.
o Gross profit in the first half of 2003 was $8.4 million, compared to $22.8 million in the year-ago period. The drop was created by the special write-down mentioned above.
o Operating loss for the six-months was $35.7 million, compared to an operating income of $3.9 million in the year-ago period. Net loss for the six months was $36.5 million, or $2.23 per diluted share, compared to a net loss of $424,000, or $0.03 per diluted share, in the first six months of 2002. The operating and net losses were due principally to the restructuring charges and write-down discussed above, the decline in sales, and to reduced margins primarily resulting from low utilization of Mexico facilities.



Tarrant Apparel Group will host a conference call August 14, 2003, at 10:00 a.m. EDT that may be accessed via the Internet at: www.tags.com.

Tarrant Apparel Group serves specialty retailers, mass merchants/national department stores and branded wholesalers by designing, merchandising, contracting for the manufacture of and selling casual, moderately-priced apparel, for women, men and children.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Examples of forward looking statements in this news release include (i) the restructuring of Tarrant's Mexico operations, (ii) the effects of the proposed restructuring on Tarrant's operations, including the impact of the restructuring on working capital and workforce obligations in Mexico, (iii) the delivery of "No Jeans" merchandise to Wet Seal in November 2003 and other private brand merchandise to others in late 2003 and early 2004, and (iv) Tarrant's ability to grow its business by focusing on its design and marketing capabilities and partnering with dominant retailers. Actual results may differ materially due to a variety of factors, including (a) Tarrant's ability to successfully conclude its negotiations to lease the Mexico equipment and facilities, (b) the performance by third parties under agreements with Tarrant, (c) unanticipated costs associated with the restructuring, and (d) other factors set forth in Tarrant's most recently filed Form 10-K and Form 10-Q reports which are available from RK Equity Advisors, LLC, Tarrant Apparel Group's Investor Relations firm, and may be obtained by calling or writing to Adam J. Rosen at 718-520-1666 or arosen@rkequity.com.

                               (Tables to Follow)

                              TARRANT APPAREL GROUP
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                        June 30,    December 31,
                                                          2003           2002
                                                       ---------      ---------
                                                      (Unaudited)     (Audited)
ASSETS
Current assets:
     Cash and cash equivalents ...................     $   1,201      $   1,388
     Restricted Cash .............................         2,000           --
     Accounts receivable, net ....................        69,174         65,288
     Due from affiliates .........................         8,870          8,511
     Due from officers ...........................           457            457
     Inventory ...................................        53,241         44,782
     Temporary quota .............................         4,803           --
     Prepaid expenses and other receivables ......         1,476          5,136
     Income tax receivable .......................           209            280
                                                       ---------      ---------

     Total current assets ........................       141,431        125,842
                                                       ---------      ---------

Property and equipment, net ......................       154,382        159,999
Other assets .....................................         3,106          2,539
Excess of cost over fair value of net
   assets acquired ...............................         8,583         28,064
                                                       ---------      ---------

     Total assets ................................       307,502        316,444
                                                       =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short term bank borrowings ..................        39,972         29,327
     Accounts payable ............................        50,974         32,120
     Accrued expenses ............................        17,424         12,566
     Income taxes ................................        13,992         12,640
     Due to affiliates ...........................         5,802          5,264
     Due to shareholders .........................           384            487
     Current portion of long-term debt ...........        18,322         21,707
                                                       ---------      ---------

     Total current liabilities ...................       146,870        114,111
                                                       ---------      ---------

Long-term obligations ............................        52,494         55,904
Long term deferred tax liabilities ...............           422            408

Minority interest in UAV .........................         4,389          3,205
Minority interest in Tarrant Mexico ..............        15,995         21,655

Commitments and contingencies

Shareholders' equity:
     Preferred stock, 2,000,000 shares
        authorized;  100,000 issued ..............          --            8,821
     Common stock, no par value, 35,000,000
        shares authorized; 18,765,425 shares
        (2003) and 15,846,315 shares (2002)
        issued and outstanding ...................        77,877         69,368
     Contributed capital .........................         1,434          1,434
     Retained earnings ...........................        20,423         56,873
     Notes receivable from shareholders ..........        (4,856)        (5,602)
     Accumulated other comprehensive income
        (loss) ...................................        (7,546)        (9,733)
                                                       ---------      ---------

     Total shareholders' equity ..................        87,332        121,161
                                                       =========      =========

     Total liabilities and shareholders'
        equity ...................................     $ 307,502      $ 316,444
                                                       =========      =========

                              TARRANT APPAREL GROUP
                      CONSOLIDATED STATEMENTS OF OPERATION
                        (in thousands, except share data)


                                             Three Months Ended                Six Months Ended
                                         ----------------------------    ----------------------------
                                           June 30,       June 30,         June 30,        June 30,
                                             2003            2002            2003            2002
                                         ------------    ------------    ------------    ------------
                                         (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)
Net sales ............................   $     78,194    $     95,307    $    156,930    $    160,471
Cost of sales ........................         78,627          80,883         148,561         137,628
                                         ------------    ------------    ------------    ------------

Gross profit .........................           (433)         14,424           8,369          22,843
Selling and distribution expenses ....          3,115           2,425           5,844           5,062
General and administrative expenses ..          8,543           7,219          15,926          13,832
Inpairment of assets .................         22,276            --            22,276            --
                                         ------------    ------------    ------------    ------------

Income (loss) from operations ........        (34,367)          4,780         (35,677)          3,949
Interest expense .....................         (1,426)         (1,677)         (2,919)         (2,577)
Interest income ......................             88              78             175             136
Other income (expense ................            (38)             73             (47)             93
Minority interest income (expense ....          3,730          (1,440)          3,493          (1,877)
                                         ------------    ------------    ------------    ------------

Income (loss) before provision for
income taxes and culmulative effect
of accounting change .................        (32,013)          1,814         (34,975)           (276)
Provision (benefit) for income taxes .            558             512           1,475             148
                                         ------------    ------------    ------------    ------------

Income (loss) before culmulative
effect of accounting change ..........   $    (32,571)   $      1,302    $    (36,450)   $       (424)
                                         ============    ============    ============    ============

Culmulative effect of accounting
change net of tax benefit ............   $       --      $       --      $       --      $     (4,871)

Net income (loss) after culmulative
effect of accounting change ..........   $    (32,571)   $      1,302    $    (36,450)   $     (5,295)
                                         ============    ============    ============    ============

Net income (loss) before culmulative
effect of accounting change per share:
     Basic ...........................   $      (1.94)   $       0.08    $      (2.23)   $      (0.03)
                                         ============    ============    ============    ============

     Diluted .........................   $      (1.94)   $       0.08    $      (2.23)   $      (0.03)
                                         ============    ============    ============    ============

Net income (loss) after culmulative
effect of accounting change per share:
     Basic ...........................          (1.94)           0.08           (2.23)          (0.34)
                                         ============    ============    ============    ============

     Diluted .........................          (1.94)           0.08           (2.23)          (0.34)
                                         ============    ============    ============    ============

Weighted average common and common
equivalent shares:
     Basic ...........................     16,832,092      15,832,474      16,334,204      15,832,061
                                         ============    ============    ============    ============

     Diluted .........................     16,832,092      16,098,557      16,334,204      15,832,061
                                         ============    ============    ============    ============


Source: Tarrant Apparel Group